UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BIOMIMETIC THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 14, 2009

Dear Stockholder,

We cordially invite you to attend BioMimetic Therapeutics, Inc.’s 2009 annual meeting of stockholders to be held at 8:00 am CDT on Thursday, June 18, 2009 at our headquarters at 389 Nichol Mill Lane, Franklin, Tennessee, 37067. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about our company that you should consider when you vote your shares.

As set forth in the attached proxy statement, at the annual meeting, we will consider the election of three directors each for a term of three years, and the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. We will also consider the issuance of shares of our common stock (underlying subscription rights) to Novo A/S, our largest shareholder. Novo A/S has agreed to act as the standby purchaser in connection with the rights offering we have recently commenced. Details regarding the rights offering are being delivered to stockholders at the same time this proxy statement is being delivered. As the standby purchaser, Novo A/S has agreed to purchase shares of our common stock that are not purchased by other shareholders up to a maximum purchase price of $15.0 million. The issuance of common stock to Novo A/S as a standby purchaser as described in the attached proxy statement may be considered a “business combination,” for the purposes of the Delaware General Corporation Law. As a result, Novo A/S’s participation as a standby purchaser requires stockholder approval in accordance with Section 203 of the Delaware General Corporation Law. In addition, under the rules of the NASDAQ Global Market on which our common stock is listed, stockholder approval is required for an issuance of securities that results in a change of control. NASDAQ generally presumes that if a stockholder acquires greater than 20% of the outstanding common stock or voting power of a company, then absent other factors, such as a larger controlling stockholder, such transaction will be deemed to be a change of control requiring prior stockholder approval.

Please take the time to carefully read each of the proposals that stockholders are being asked to approve. Your vote is important, as the proposals described in this proxy statement may have an important impact on the future operations of our company. We ask that you vote your shares of common stock even if you elect not to participate in the rights offering.

When you have finished reading the proxy statement, please promptly vote your shares either via the Internet, by telephone or by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you attend the meeting. If you decide to attend the meeting and vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to seeing you at the meeting.

Sincerely,
/s/ Samuel E. Lynch Samuel E. Lynch President & Chief Executive Officer

BIOMIMETIC THERAPEUTICS, INC. • 389 NICHOL MILL LANE • FRANKLIN, TENNESSEE 37067
MAIN: (615) 844.1280 • FAX: (615) 844-1281 • WWW.BIOMIMETICS.COM

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of BioMimetic Therapeutics, Inc.:

The 2009 Annual Meeting of Stockholders of BioMimetic Therapeutics, Inc. (the “Company”) will be held at the following time, date and place for the following purposes:

TIME:	8:00 a.m. CDT
DATE:	Thursday, June 18, 2009
PLACE:	BioMimetic Therapeutics, Inc. 389 Nichol Mill Lane Franklin, Tennessee 37067

PURPOSES:

(1)	To elect three (3) Class I directors for a term of three years expiring in 2012 and until their respective successors have been duly elected and qualified.
(2)	To approve the participation of Novo A/S as a standby purchaser in our company’s rights offering (which may constitute a “business combination”) by the holders of 66 2/3% of our outstanding common stock, not including shares held by Novo A/S and its affiliates and associates.
(3)	To ratify the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
(4)	To consider any other business that is properly presented at the meeting or any adjournment.

All of these proposals are more fully described in the proxy statement that follows.

WHO MAY VOTE:

You may vote at the meeting and any adjournments if you were the record owner of shares of our company’s common stock at the close of business on April 21, 2009. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of our corporate secretary at the above address.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By Order of the Board of Directors
/s/ Larry Bullock Larry Bullock Chief Financial Officer and Corporate Secretary

Franklin, Tennessee
May 14, 2009

BIOMIMETIC THERAPEUTICS, INC.
Proxy Statement for 2009 Annual Meeting of Stockholders

i

BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, Tennessee 37067
(615) 844-1280

PROXY STATEMENT FOR BIOMIMETIC THERAPEUTICS, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
THURSDAY, JUNE 18, 2009

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because BioMimetic Therapeutics, Inc.’s board of directors is soliciting your proxy to vote at the 2009 annual meeting of stockholders and any adjournments of the meeting to be held at 8:00 am CDT on Thursday, June 18, 2009 at our headquarters at 389 Nichol Mill Lane, Franklin, Tennessee. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

What is the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders?

We anticipate that around May 20, 2009 we will begin sending this proxy statement, the attached Notice of Annual Meeting and the form of proxy enclosed to all stockholders entitled to vote at the meeting. Shortly thereafter, we anticipate that we will begin sending the rights offering prospectus to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with this proxy statement our 2008 annual report, which includes our Form 10-K and financial statements for the fiscal year ended December 31, 2008.

You can also find a copy of our 2008 Annual Report on Form 10-K, along with the Notice of Annual Meeting and Proxy Statement, electronically on the Internet at www.proxyvote.com. In addition, these materials are available through the “Investors” section of our company’s website at www.biomimetics.com, and additional copies are available upon written request to Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067.

Who Can Vote?

Only holders of our common stock, par value $0.001 per share, of record at the close of business on April 21, 2009 are entitled to vote at the annual meeting. As of April 21, 2009, there were 19,685,290 shares of Common Stock outstanding and entitled to vote. The common stock is currently our only outstanding class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting.

If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, or you have stock certificates, you may vote:

•	By Mail. Complete, date, sign and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	By Internet or By Telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.
•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can generally do so as follows:

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
•	By Internet or By Telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.
•	In Person at the Meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and a “Legal Proxy” letter indicating that you have not already voted by mail, internet or telephone and therefore are eligible for vote in person at the meeting. Bring these materials with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card and a Legal Proxy letter from your broker.

What Am I Voting On?

You are voting on:

•	The election of three Class I directors (Chris Ehrlich, Charles W. Federico and Thorkil K. Christensen);
•	The approval of the participation of Novo A/S as a standby purchaser in the Company’s rights offering (which may constitute a “business combination”) by the holders of 66 2/3% of our outstanding common stock, not including shares held by Novo A/S and its affiliates and associates.
•	The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the 2009 fiscal year.

How Does the Board of Directors Recommend That I Vote at the Meeting?

The board of directors recommends that you vote as follows:

•	“FOR” the election of all director nominees named in the “Proposal 1: Election of Directors” section in this proxy statement;
•	“FOR” the approval of the participation of Novo A/S as a standby purchaser in our Company’s rights offering, as described in the “Proposal 2: Participation of Novo A/S as Standby Purchaser” section of this proxy statement.
•	“FOR” the ratification of our independent registered public accounting firm for the 2009 fiscal year, as named in the “Proposal 3: Ratification of Independent Registered Public Accounting Firm” section in this proxy statement.

If any other matter is properly presented at the meeting or any adjournment, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

Why are we seeking stockholder approval for the participation of Novo A/S as a standby purchaser in the Company’s rights offering?

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation like our company from engaging in a business combination with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the company’s board of directors or unless the business combination is approved in a prescribed manner. Novo A/S became an interested stockholder in January 2007, and currently holds 17.2% of our outstanding common stock. In connection with the rights offering, Novo A/S has agreed to act as a standby purchaser in the rights offering and in connection therewith Novo A/S may purchase up to $15.0 million of shares of common stock (assuming other shareholders do not exercise their subscription rights). This would result in Novo A/S owning up to 24.0% of our outstanding common stock. We are required to obtain the affirmative vote of 66 2/3% of the outstanding voting stock, not including shares held by Novo A/S and its affiliates and associates, in an annual or special meeting of our stockholders in order for Novo A/S to act as standby purchaser. In the absence of stockholder approval, Novo A/S may participate in the rights offering only up to its pro rata amount.

In addition, we are subject to the rules of The NASDAQ Stock Market Inc. because our common stock is listed on the NASDAQ Global Market. These rules require that we obtain stockholder approval for any issuance that involves a change in control. NASDAQ presumes that if a stockholder acquires greater than 20% of the common stock or voting power of a company, then absent other factors, such as the existence of a larger controlling stockholder, such transaction will be deemed to be a change of control requiring prior stockholder approval. These rules may apply to the issuance of shares to Novo A/S in the rights offering or in connection with Novo A/S’s standby commitment because, depending on how many shares Novo A/S ultimately purchases in connection with the rights offering, it may own more than 20% of our outstanding common stock after the closing of the rights offering. Since the maximum percentage ownership that Novo A/S may achieve through the rights offering is only 24.0%, an exercise of the standby purchase commitment by Novo A/S would not trigger any “change in control” provisions already in place in any of our current contracts.

For the above reasons, we are required under the DGCL, and possibly under the NASDAQ rules, to obtain stockholder approval prior to issuing and selling shares of our common stock to Novo A/S.

What Constitutes a Quorum for the Meeting?

The holders of a majority of all of the outstanding shares of stock entitled to vote at the annual meeting, present in person or by proxy, shall constitute a quorum at the annual meeting. Once a quorum is established at the annual meeting, it shall not be broken by the withdrawal of enough votes to leave less than a quorum. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What are the Voting Requirements to Approve a Proposal?

Assuming a quorum is present, nominees for director must receive a plurality of the votes cast to be elected. Neither abstentions nor withheld votes will have any effect on the outcome of the vote, but both abstentions and withheld votes will be counted for the purposes of determining whether a quorum is present.

The Novo proposal requires the affirmative vote of at least 66 2/3% of the outstanding common stock, excluding any shares held by Novo A/S or its affiliates and associates and, for purposes of the rules of the Nasdaq Stock Market Inc., the affirmative vote of a majority of our outstanding shares of common stock. Abstentions and withheld votes will be counted as votes “against” the proposal.

The ratification of the appointment of Ernst & Young as our independent registered public accounting firm, as well as any other proposal that may properly be brought before the meeting by or at the direction of the board of directors, other than the election of directors and the proposal to approve the participation of Novo A/S as a standby purchaser in the rights offering, must receive the affirmative vote of a majority of the voting power present in person or by proxy at the meeting. Abstentions will be treated as votes against any proposal, other than the election of directors, and abstentions will be counted for the purposes of determining whether a quorum is present.

How are my votes cast when I sign and return a proxy card?

When you sign the proxy card or submit your proxy by telephone or over the Internet, you appoint Samuel E. Lynch and Larry Bullock as your representatives at the meeting. Either Dr. Lynch or Mr. Bullock will vote your shares at the meeting as you have instructed them on the proxy card. Each of such persons may appoint a substitute for himself.

Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or submit your proxy by telephone or over the Internet in advance of the meeting in case your plans change. This way, your shares will be voted by you whether or not you actually attend the meeting.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is voted at the meeting. There will be no double counting of votes. You may revoke your proxy in any one of the following ways:

•	entering a new vote or by granting a new proxy card or new voting instruction bearing a later date (which automatically revokes the earlier instructions);
•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above. Only your latest Internet or telephone vote will be counted;
•	notifying our corporate secretary in writing before the annual meeting that you have revoked your proxy; or
•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

What If I Do Not Vote For Some Of The Matters Listed On My Proxy Card?

If you return your proxy card without indicating your vote, your shares will be voted as follows: (1) for the nominees listed on the card, (2) for the approval of the participation of Novo A/S as a standby purchaser in our Company’s rights offering, and (3) for the ratification of the appointment of Ernst & Young.

What If I “Abstain”?

An abstention on any matter, other than the election of directors, will have the effect of a vote against the matter.

Will My Shares be Voted if I Do Not Return My Proxy Card and Do Not Attend the Annual Meeting?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your shares on any of the matters scheduled to come before the meeting, except for the proposal to approve the participation of Novo A/S as a standby purchaser in our Company’s rights offering, even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter, this is referred to as a “broker non-vote.” A broker non-vote will have no effect on the proposal to elect directors or the proposal to ratify the appointment of auditors scheduled to be considered at the meeting. A broker non-vote will have the effect of a vote against the proposal to approve the participation by Novo A/S as a standby purchaser in our Company’s rights offering (which may constitute a “business combination”).

Is Voting Confidential?

Yes. Only the inspector of elections and our employees that have been assigned the responsibility for overseeing the legal aspects of the annual meeting will have access to your proxy card. The inspector of elections will tabulate and certify the vote. Any comments written on the proxy card will remain confidential unless you ask that your name be disclosed.

What Are the Costs of Soliciting these Proxies?

Except as set forth below, we will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

We have retained The Altman Group, Inc. (“Altman”) to serve as the information agent and to solicit proxies of our stockholders to be voted at the annual meeting with respect to the proposal to approve the participation of Novo A/S as a standby purchaser in the rights offering. We expect to pay Altman approximately $10,000 to $15,000 plus out-of-pocket expenses for its services.

Could Other Matters Be Decided At The Annual Meeting?

We do not know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting by or at the direction of the board of directors, the proxies will be voted at the discretion of the proxy holders.

What Happens If The Annual Meeting Is Postponed Or Adjourned?

Although it is not expected, the annual meeting may be adjourned for the purpose of soliciting additional proxies. Any signed proxies received by us prior to the annual meeting will be voted in favor of an adjournment in these circumstances. Any adjournment of the annual meeting for the purpose of soliciting additional proxies will allow those of our stockholders who have already sent in their proxies to revoke them at any time prior to their use.

If the annual meeting is adjourned, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted. However, we and Novo A/S have the right to terminate the standby purchase agreement if the rights offering does not close by June 30, 2009.

Do I Need A Ticket To Attend The Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of common stock to enter the annual meeting. If you are a stockholder of record, your admission ticket is the bottom half of the proxy card sent to you. If you plan to attend the annual meeting, please so indicate when you vote and bring the ticket with you to the annual meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the annual meeting without an admission ticket, we will admit you only if we are able to verify that you are a stockholder of the Company.

Who Can Answer Questions About the Meeting?

If you have any questions or require any assistance, please contact the Altman Group at (866) 796-7176.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes (Classes I, II, and III), each of whose members serve for staggered three-year terms.

Upon expiration of the term of a class of directors, the directors in that class will be eligible to be elected for a new term at the annual meeting of stockholders in the year in which their term expires. Our directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a plurality of the outstanding stock entitled to vote on election of directors.

Class I Directors (current term expires in 2009)

Chris Ehrlich and Charles W. Federico serve as the current Class I directors. Their current term, which will expire at our 2009 annual meeting, is only a two-year term due to a one-time adjustment made in 2007 to maintain the staggered terms for the director classes. They are each nominated for re-election at the 2009 annual meeting to serve a three-year term expiring at our 2012 annual meeting. A new Class I director nominee, Thorkil K. Christensen, the Chief Financial Officer of Novo A/S, is nominated for election during the 2009 annual meeting to serve a three-year term expiring at the 2012 annual meeting.

Two director nominees (Chris Ehrlich and Charles W. Federico) are presently serving as directors of our company, and one director nominee (Thorkil K. Christensen) presently does not serve on our board of directors. The board of directors will consist of eight members following the addition of Thorkil K. Christensen. The board of directors has determined that if elected, Mr. Christensen will not be an independent director and therefore the board of directors will continue to consist of five independent members. Mr. Christensen’s addition to the board was evaluated by the nominating and governance committee as we discuss below. If no direction to the contrary is given, all proxies received by the board of directors will be voted “FOR” the election of Chris Ehrlich, Charles W. Federico and Thorkil K. Christensen. If any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead at the discretion of the proxy holders. The board of directors knows of no reason to anticipate that this will occur.

Class II Directors (current term expires in 2010)

Gary Friedlaender, M.D., and Douglas Watson serve as the current Class II directors. Their current three-year term will expire at our 2010 annual meeting, at which time they may be eligible for re-election to serve an additional three-year term.

Class III Directors (current term expires in 2011)

Samuel E. Lynch, D.M.D., D.M.Sc., Larry W. Papasan and James G. Murphy serve as the current Class III directors. Their current three-year term will expire at our 2011 annual meeting, at which time they may be eligible for re-election to serve an additional three-year term.

Biographical information for each person currently serving as Class I, Class II or Class III directors is as follows:

Nominees for Election as Class I Directors

Set forth below is the name of the Class I director nominee who is not presently serving on our board of directors, and has been nominated by the nominating and corporate governance committee and the board of directors for election to a three-year term expiring at the 2012 annual meeting:

Thorkil K. Christensen, age 61, currently serves as the Chief Financial Officer of Novo A/S, where he has served in that position since 2003. From 1989 to 2003, he served in various positions at Novo Nordisk A/S, including Managing Director of Health Care Asia, Vice President of International Operations and Chief Executive Officer of China Operations. Mr. Christensen also currently serves on the boards of Nordic Institute of Asian Studies and Executives’ Global Network A/S, and as Vice Chairman of the Danish Chinese Business Forum.

Set forth below are the names of the Class I directors whose current terms are set to expire at the 2009 annual meeting, and are nominated for re-election to new three-year terms expiring at the 2012 annual meeting:

Chris Ehrlich has been a director since October 2004. He is currently a General Partner at InterWest Partners, a diversified venture capital firm, which he joined in August 2000. Before joining InterWest, Mr. Ehrlich was Director, Licensing & Business Development at Purdue Pharma, a private pharmaceutical firm based in Stamford, Connecticut. In that position, Mr. Ehrlich was responsible for developing a biologic oncology franchise, including in-licensing key intellectual properties, establishing and managing collaborations with biotechnology companies and participating in the commercial operations of Purdue BioPharma, a biotechnology company located in Princeton, New Jersey. Prior to joining Purdue, Mr. Ehrlich worked in business development at Genentech, Inc., in venture capital at The U.S. Russia Investment Fund, and in biotechnology strategy development at LEK Consulting. Mr. Ehrlich earned his Bachelor’s degree from Dartmouth College, cum laude and an M.B.A. from the J.L. Kellogg Graduate School of Management where he served as an instructor and advisor to the Biotech Program. In addition to BioMimetic, he currently serves on the boards of Carbylan BioSurgery, Follica, Inc., KAI Pharmaceuticals, QuatRx Pharmaceuticals, Satori Pharmaceuticals, Solace Pharmaceuticals, Transcept Pharmaceuticals and Xenon Pharmaceuticals. Mr. Ehrlich is also an observer on the board of Applied Genetic Technologies Corporation and was involved with founding AlgoRx Pharmaceuticals, a pain therapeutics company that merged with Corgentech to form Anesiva.

Charles W. Federico has been a director since June 2007. He currently serves as a director of Orthofix International N.V., where he also served as President from 1996 to 2001 and as President and Chief Executive Officer from 2001 to 2007. From 1985 to 1996, Mr. Federico was with Smith & Nephew Endoscopy (formerly Dyonics, Inc.), initially as General Manager and subsequently as President. From 1981 to 1985, Mr. Federico served as Vice President of Dyonics, initially as Director of Marketing and subsequently as General Manager. Previously, he held management and marketing positions with General Foods Corporation, Air Products Corporation, Puritan Bennett Corporation and LSE Corporation. Mr. Federico also currently serves on the boards of SRI/Surgical Express, Inc., Mako Surgical Corp and Power Medical Interventions.

Continuing Class II Directors

Set forth below are the names of the Class II directors whose current terms will not expire until the 2010 annual meeting:

Gary E. Friedlaender, M.D., has been a director since September 2006 and served as chairman of our orthopedic scientific advisory board since July 2001. Dr. Friedlaender has served as the Chief of the Department of Orthopedics and Rehabilitation at Yale-New Haven Hospital since 1984 and as Professor and Chair of Orthopedics and Rehabilitation at the Yale University School of Medicine since 1984. Dr. Friedlaender received an M.D. from the University of Michigan Medical School in Ann Arbor. Dr. Friedlaender completed his general surgery internship and residency at the University of Michigan Medical Center, and his orthopedic residency at the Yale — New Haven Hospital and Newington Children’s Hospital in Newington, CT. He then completed a fellowship in musculoskeletal oncology at Massachusetts General Hospital in Boston, MA. During active duty in the U.S. Navy, he was Director of the Naval Medical Research Institute’s Tissue Bank Division in Bethesda, MD, and has since served on various medical advisory committees for the National Institutes of Health. Dr. Friedlaender has received several research grants and written numerous articles related to orthopedic reconstruction and bone grafting.

Douglas Watson has been a director since 1999. Mr. Watson’s career spanned 33 years with Geigy/Ciba-Geigy/Novartis, in a variety of positions, including President of Ciba Pharmaceuticals Division from April 1986 to March 1996, President and Chief Executive Officer of Ciba-Geigy Corporation from April to December 1996, and President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis AG, from January 1997 to May 1999. In 1999, Mr. Watson founded Pittencrieff Glen Associates, a private management consulting company. In addition to BioMimetic, he has served as the chairman of OraSure Technologies Inc. since March 2003 and as a director since April 2002. He has served as the chairman of Javelin Pharmaceuticals, Inc. since June 2003 and as a director since March 2001. He has served as a director of Dendreon Corporation since March 2000 and Genta Inc. since April 2002. Mr. Watson holds an

M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants.

Continuing Class III Directors

Set forth below are the names of the Class III directors whose current terms will not expire until the 2011 annual meeting:

Samuel E. Lynch, D.M.D., D.M.Sc., is the founder, President and Chief Executive Officer of BioMimetic Therapeutics, Inc. Dr. Lynch also served as Chairman of our board of directors from company inception in 1999 until August 2005. He has spent his career in health care management, product development, and earlier in academic medicine and dentistry, including research and patient care. He received his Doctorate of Medical Sciences and Specialty in Periodontology from the Harvard Medical and Dental Schools, respectively, as well as a Doctorate of Dental Medicine from Southern Illinois University School of Dental Medicine. He has published and lectured extensively worldwide and is a co-inventor of BioMimetic’s technologies. In this era of complex regulatory environments, he is one of only a handful of doctors to have been fortunate enough to make a breakthrough discovery and oversee its development through all phases of development culminating in FDA approval and commercialization. Dr. Lynch is also a member of the board of directors of GreenBankshares, Inc. and numerous non-profit organizations.

Larry W. Papasan has been a director and Chairman of our board of directors since August 2005. From July 1991 until May 2002, Mr. Papasan served as President of Smith & Nephew Orthopaedics and as Director until the end of 2005. Mr. Papasan has served as a member of the Board of Directors of Reaves Utility Income Fund since February 2003, of Triumph Bankshares, Inc. since April 2005, of SSR Engineering, Inc. since July 2005, of AxioMed Spine Corporation since September 2006 and of MiMedx Group, Inc. since July 2007.

James G. Murphy has been a director since September 2005. Mr. Murphy is currently the Vice President of Finance of NMS Labs, a privately held medical reference laboratory company. From September 2000 until February 2008, Mr. Murphy was the Senior Vice President, Finance and Administration, and Chief Financial Officer, of Immunicon Corporation, a publicly-held medical device company specializing in the detection and analysis of rare cells. He holds a B.S. in Accounting, cum laude, from Villanova University, and is a certified public accountant.

Our board of directors has nominated three Class I Directors (Chris Ehrlich, Charles W. Federico and Thorkil K. Christensen) for election to new three-year terms expiring at the 2012 annual meeting, and recommends that the stockholders vote “FOR” the election of Chris Ehrlich, Charles W. Federico and Thorkil K. Christensen.

MANAGEMENT

Set forth below is the name, age and position of each of our current directors and executive officers:

Name	Age	Position
Samuel E. Lynch, D.M.D., D.M.Sc.	49	President, Chief Executive Officer and Director
Larry Bullock	53	Chief Financial Officer
Steven N. Hirsch	57	Chief Operating Officer and Executive Vice President, Orthopedics
Earl Douglas, Esq.	46	General Counsel
Russ Pagano, Ph.D.	43	Vice President, Regulatory and Clinical Affairs
Larry W. Papasan(2)	68	Chairman of the Board of Directors
Chris Ehrlich	39	Director
Charles W. Federico(1)(2)	60	Director
Gary E. Friedlaender, M.D.(1)(3)	63	Director
James G. Murphy(2)(3)	53	Director
Douglas Watson(1)(3)	64	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Governance Committee

Executive Officers

Set forth below are the names of the executive officers of our company, who are not directors of our company:

Larry Bullock joined BioMimetic in January 2004 as Chief Financial Officer. From January 1996 to February 2003, Mr. Bullock served as Chief Financial Officer of Ribozyme Pharmaceuticals Inc. (now called Sirna Therapeutics Inc., a division of Merck & Co., Inc.) and as Chief Financial Officer of La Jolla Pharmaceutical Company for five years prior to joining Sirna. He led both companies through their private to public transitions, completing private and initial public offerings and building the public reporting team. Mr. Bullock received his M.B.A. from the University of Utah and his B.A. from Indiana University.

Steven N. Hirsch joined BioMimetic in July 2005 as Executive Vice President, Orthopedics, and Chief Operating Officer. From October 1996 to June 2005, Mr. Hirsch served in various positions in the Orthopedics Division of London-based Smith & Nephew, plc. His responsibilities at Smith & Nephew included assignments in the marketing, sales and general management areas. From January 2003 to February 2005, Mr. Hirsch was the Senior Vice President and General Manager of the Reconstructive (total joint) Division of the orthopedics business. His last position with Smith & Nephew was President of the European orthopedic business. Mr. Hirsch spent 24 years in the orthopedic device industry, first with the Howmedica Division of Pfizer, Inc. where he held a variety of positions including Vice President of Sales and Marketing for the U.S. orthopedic business. Mr. Hirsch received a B.E.Sc. from the Johns Hopkins University and an M.S.I.A. from the Krannert School of Business at Purdue University.

Earl Douglas, Esq., joined BioMimetic in May 2005 as General Counsel. Mr. Douglas has been a practicing attorney for over 22 years, and has a strong background in intellectual property law. From January 2003 to April 2005 Mr. Douglas was self-employed as a legal consultant and completed projects for Smith & Nephew, Inc. and InterWest Partners, LP. Mr. Douglas served as Vice President and General Counsel of Spinal Dynamics Corporation (which was acquired by Medtronic, Inc.) from December 2001 to December 2002 and as Chief Patent Counsel from October 2000 to December 2001. Mr. Douglas was an intellectual property attorney for Smith & Nephew, Inc. from July 1995 to October 2000. Mr. Douglas received his J.D. from Columbia University and his B.S. in chemical engineering from the Massachusetts Institute of Technology.

Russ Pagano, Ph.D., joined BioMimetic in May 2007 as our Vice President, Regulatory and Clinical Affairs. Dr. Pagano received his Ph.D. from Duke University and joined the U.S. Food and Drug Administration (“FDA”) as a scientific reviewer in the Office of Device Evaluation in 1994. He served as FDA chief of the Restorative Devices Branch from 1997 to 2000 and FDA chief of the Pacing, Defibrillators and Leads Branch from October 2000 to May 2001. From June 2001 until May 2007, he was Executive Vice President and Regulatory Advisor at M Squared Associates, a consulting firm in Washington, D.C., where he served as a regulatory consultant to BioMimetic and numerous other companies.

CORPORATE GOVERNANCE

Board and Committee Meetings

Our current board of directors consists of seven members (identified in the preceding “Proposal 1: Election of Directors” section), five of whom have been determined by our board to be “independent” as defined under the rules of The Nasdaq Stock Market (“Nasdaq”). The independent directors are Larry W. Papasan, Charles W. Federico, Gary E. Friedlaender, James G. Murphy and Douglas Watson.

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, which assist our board of directors in discharging its responsibilities.

Meeting Attendance

During the fiscal year ended December 31, 2008 there were four meetings of our board of directors. The various committees of the board met a total of 15 times, consisting of the audit committee (eight meetings), the compensation committee (three meetings) and the nominating and governance committee (four meetings). All directors attended at least 75% of the aggregate number of meetings of the board and of committees of the board on which he served during fiscal year ended December 31, 2008. All of our directors attended the 2008 annual meeting and are expected to attend the 2009 annual meeting.

Audit Committee

The members of our audit committee are Messrs. Murphy, Papasan and Federico. Mr. Murphy, who chairs the committee, has been determined by the board of directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The board of directors has determined that Messrs. Murphy, Papasan and Federico are independent under the applicable marketplace rules of Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The audit committee operates under a written charter adopted by the board of directors, and is available on our website at www.biomimetics.com.

Our audit committee assists our board of directors in its oversight of:

•	the integrity of our financial statements;
•	our independent auditors’ qualifications and independence;
•	the performance of our independent auditors; and
•	the establishment and monitoring of our code of business conduct and ethics.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors, Ernst & Young LLP, and for overseeing their work. All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors must be approved in advance by our audit committee.

Compensation Committee

The members of our compensation committee are Messrs. Federico and Watson and Dr. Friedlaender. Mr. Federico is the chairman of the committee. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. The board of directors has determined that Messrs. Papasan and Watson and Dr. Friedlaender are independent under the applicable marketplace rules of Nasdaq and Rule 10A-3 under the Exchange Act. The compensation committee operates under a written charter adopted by the board of directors, and is available on our website at www.biomimetics.com.

Specific responsibilities of our compensation committee include:

•	reviewing and recommending approval of compensation of our named executive officers;
•	administering our stock incentive and employee stock purchase plans; and
•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans.

Nominating and Governance Committee

The members of our nominating and governance committee are Messrs. Watson and Murphy and Dr. Friedlaender. Mr. Watson chairs the committee. The board of directors has determined that Messrs. Watson and Murphy and Dr. Friedlaender are independent under the applicable rules of Nasdaq and Rule 10A-3 under the Exchange Act. The nominating and governance committee operates under a written charter adopted by the board of directors, and is available on our website at www.biomimetics.com.

Specific responsibilities of our nominating and governance committee include:

•	identifying and recommending nominees for election to our board of directors;
•	developing and recommending to our board of directors our corporate governance principles;
•	overseeing the evaluation of our board of directors; and
•	reviewing and approving compensation for non-employee members of our board of directors.

In December 2007, the board of directors approved a policy outlining how the nominating and governance committee fulfills its responsibilities for assessing the qualifications and effectiveness of the current board members, assessing the needs for future board members, identifying individuals qualified to become members of the board and its committees, and recommending candidates for the board’s selection as director nominees for election at the next annual or other properly convened meeting of stockholders. For the current directors and director nominees, the nominating and governance committee considered candidate qualifications and other factors including, but not limited to, diversity in background and experience, industry knowledge (such as expertise in medical and clinical development, science and research, manufacturing and international business), education level, the needs of our company and past performance as a member of our board of directors.

Consistent with its committee charter and mission, the nominating and governance committee recently undertook an evaluation of the composition of our current board of directors. In its evaluation, the committee considered a number of factors, including, but not limited to those identified above, in order to form a view regarding the skill sets that would complement those of the current board members and contribute to the company’s success. The committee reported on, and discussed, its findings with the board of directors. The committee subsequently considered a recommendation from Novo A/S regarding the possibility of adding an additional director and putting forward a candidate for the committee’s consideration. After assessing the background, qualifications and industry experience of Mr. Christensen, including Mr. Christensen’s marketing and financial experience, as well as his international experience, the committee recommended to the board of directors the nomination of Mr. Christensen.

The nominating and governance committee will also consider qualified director candidates recommended by stockholders. All director candidates will be evaluated in the same manner regardless of how they are recommended, including recommendations by stockholders. Stockholders can mail any such director candidate recommendations and an explanation of the qualifications of such candidates to the following address: Nominating and Governance Committee, Attn: Chairperson, c/o BioMimetic Therapeutics, Inc. — General Counsel, 389 Nichol Mill Lane, Franklin, TN 37067. See “Stockholder Proposals and Nominations for Director” for more information.

Compensation Committee Interlocks and Insider Participation

Dr. Lynch is the only executive officer that serves as a member of our board of directors. None of our executive officers serves on the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee has ever been our employee.

Code of Conduct and Ethics

It is our policy to conduct our affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which we do business. We have adopted a code of business conduct and ethics with policies and procedures that apply to all associates (all employees are encompassed by this term, including associates who are officers) and directors, including our chief executive officer, chief financial officer, director of finance, and persons performing similar functions.

We have made the code of business conduct and ethics available on our website at www.biomimetics.com. A copy of our code of business conduct and ethics will be provided to any person, without charge, upon written request to: Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067. If any substantive amendments to the code of business conduct and ethics are made or any waivers are granted, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Questions regarding the policies in our code of business conduct and ethics may be directed to our general counsel or corporate secretary by mail to our corporate headquarters at the above address. In addition, stockholders or interested parties who have concerns relating to our accounting, internal controls or auditing matters may alternatively submit the information to our audit committee through our ethics hotline at 888-475-8376. Communications submitted through our ethics hotline are confidential, and can be anonymous if desired.

Communications With the Board

Stockholders or interested parties may send communications to the board of directors in writing, addressed to the full board of directors or to the independent directors, c/o the corporate secretary or general counsel, at BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, TN 37067, telephone 615-844-1280. All written communications and telephone communications, including ethics hotline matters, will be promptly forwarded to the specified individual directors, or if applicable, to all the members of the board of directors as deemed appropriate by the corporate secretary or general counsel.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” with our company’s management, and based on this review and discussion, the compensation committee has recommended to the board of directors that the “Compensation Discussion and Analysis” be included in our company’s proxy statement for 2009.

The foregoing report has been furnished on behalf of the board of directors by the members of its compensation committee.

Respectfully submitted, Members of the BioMimetic Therapeutics, Inc. Compensation Committee Charles W. Federico (Chair) Douglas Watson Gary E. Friedlaender

Compensation Discussion and Analysis

Introduction

The compensation committee of our board of directors is presently comprised of three members of the board of directors and is responsible for developing, establishing and/or making recommendations to the full board of directors concerning compensation paid to our chief executive officer. In addition, after considering the recommendations of the chief executive officer, the compensation committee will recommend to the full board of directors compensation for the other executive officers. The compensation committee is further responsible for administering all aspects of our executive compensation program.

The compensation committee meets outside the presence of all of our executive officers to consider appropriate compensation for our chief executive officer. For our chief financial officer and each of our other most highly compensated executive officers, as of the end of the last fiscal year, the compensation committee meets outside the presence of all executive officers except our chief executive officer.

Executive Compensation Philosophy

The primary objectives of our compensation committee with respect to executive compensation for 2008 are to attract and retain the best possible executive talent, to tie annual and long-term cash and stock incentives to achievement of measurable corporate, business unit and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the compensation committee seeks to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to the achievement of key strategic goals.

In evaluating executive compensation for 2008, the compensation committee conducted its annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. During this review, the compensation committee relied upon publicly available compensation data and third-party industry compensation surveys for companies in the biotechnology, medical technology and healthcare industries, as well as the executives’ achievement of the corporate, business unit and individual performance goals. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks because these companies are similar in size and stage of development within our industry and tend to compete with us for executives and other employees. This information and the resulting conclusions were used to establish cash and equity compensation for our executive officers.

In conducting the review of executive compensation for 2008, the compensation committee considered the following sources of industry data:

•	Published data from the Radford Biotechnology 2008 Salary Survey (“Salary Survey”), in which we participate. The committee considered the Salary Survey compensation data for companies with 50 to 149 employees, which included 152 public and private biotechnology companies.
•	Executive salary data gathered by us for 20 public companies (“Peer Group”) which we view as our peers. The Peer Group data consisted of 2007 executive compensation data retrieved from 2008 proxy statements. In general, the Peer Group companies were selected because they operate in the biotechnology and medical technology industries and are of similar size, market cap and stage of development as we are. In addition, along with our company, 13 of the Peer Group companies are included among the 135 companies included in the Nasdaq Biotechnology Index. The Peer Group included the following companies:
•	Albany Molecular Research, Inc.
•	Allos Therapeutics, Inc.
•	ArthroCare Corporation
•	CryoLife, Inc.
•	Dendreon Corporation
•	Durect Corporation
•	Enzon Pharmaceuticals, Inc.
•	Indevus Pharmaceuticals, Inc.
•	Kensey Nash Corporation
•	Nabi Biopharmaceuticals

•	Noven Pharmaceuticals, Inc.
•	Orthofix International NV
•	Osiris Therapeutics, Inc.
•	Pain Therapeutics, Inc.
•	Pozen, Inc.
•	Rigel Pharmaceuticals, Inc.
•	Symmetry Medical, Inc.
•	TranS1, Inc.
•	XenoPort, Inc.
•	ZymoGenetics, Inc.
•	Data from an internal stock price comparison analysis, comparing the performance of our common stock with the average stock price performance of the Peer Group companies listed above.

In reviewing this data, the compensation committee considered the average compensation for positions similar to those held by our executive officers. The compensation committee reviewed each executive’s current base salary and total cash compensation as compared to the averages reflected by the Salary Survey. In addition, the compensation committee considered an equity analysis summarizing each executive’s: (1) total number of options previously awarded; and (2) the percentage of options that have already vested.

In addition to the Salary Survey data and the Peer Group data, the compensation committee also discussed the impact that the current economic conditions should have, if any, on the committee’s executive compensation decision for 2009. Specifically, the compensation committee noted that the economic downturn has affected our company as follows:

•	The market price of our common stock (as well as global stock markets as a whole) has declined overall, and has been prone to significant price fluctuations; and
•	At the time of the compensation committee’s analysis in the first quarter of 2009, adverse economic and market conditions had contributed, and were expected to continue to contribute, to potential cash issues for our company in that we had not been able to achieve liquidity for our long-term investments in auction rate securities, and anticipated that we would have difficulty raising cash on acceptable terms in near future.

Corporate operational and financial goals are set each year by our management and approved by our board of directors. The individual goals vary depending on the individual executive, but generally relate to strategic factors, such as pre-clinical and clinical development, regulatory approval of our product candidates, management of our manufacturing operations to meet cost targets and demand levels for our product candidates, and protection of our intellectual property. In addition, certain goals also relate to financial factors, such as managing cash and investments and raising capital. For the chief executive officer, the overall corporate goals are used as his individual performance goals.

Business unit and individual goals for each executive are set by the chief executive officer and that executive, with the oversight and approval of our board of directors, during the fourth quarter of the prior year as part of our annual budgeting process. The level of achievement of the corporate, business unit and individual performance goals is assessed by the chief executive officer and other executives on an ongoing basis throughout the year. That assessment, and an assessment of each executive’s contribution to achieving the corporate goals, is finalized at the end of the year as part of each executive’s individual evaluation and compensation review process.

Chief Executive Officer Compensation

In reviewing our chief executive officer’s compensation, the compensation committee evaluated his job performance while also reviewing in detail the Salary Survey and our Peer Group data described in the paragraphs above. The compensation committee also noted the possible inaccuracy of historical Peer Group data which may fail to consider the current economic downturn.

In evaluating our chief executive officer’s performance, the compensation committee reviewed and assessed the performance of our company, as well as our chief executive officer’s individual performance, in light of the achievement of corporate financial and operational goals and the mitigating factors with respect to goals that were not fully achieved. The compensation committee also considered a number of factors including, but not limited to, the following: (1) the chief executive officer’s long-term strategic plan and the implementation thereof, (2) the chief executive officer’s management of our financial resources as well as our financial stability, including his management of the issues relating to our long-term investments in auction rate securities, (3) the chief executive officer’s management of our pivotal clinical trial and achieving full enrollment in the trial by the end of 2008, (4) the chief executive officer’s employment agreement, entered into in January 2008, which provided him with a 25% salary increase and a stock option award of 205,073 shares of common stock, and (5) other factors considered by the compensation committee with regard to all executives.

Compensation Components

Executive compensation includes the following elements: (1) base salary, (2) annual discretionary cash bonus, and (3) long-term incentives, including an annual discretionary stock option award. Each of these elements of compensation was selected because it is customary for companies of similar size and stage of development operating within our industry to include these elements in their executive compensation programs in order to be competitive and to attract and retain highly qualified executives. Both our compensation committee and our board of directors have determined that each of these elements is an important component of executive compensation and provides us with the ability to make compensation determinations based on each individual’s contribution.

Executive compensation consists of the following:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. We review base salaries annually, and adjust them from time to time in order to realign our salaries with market levels, after taking into account individual responsibilities, performance and experience.

Because of the economic conditions, the compensation committee concluded that it should be more cautious in approving increases in the executive officers’ base salaries for 2009. The compensation committee noted that decisions about changes in base salary levels are particularly complicated this year due to the potential lack of current and/or accurate data about base salary levels and year-over-year changes in base salary levels at Peer Group companies. Although the compensation committee typically uses the Peer Group data to align our company’s compensation levels with comparable compensation levels at peer companies, it was determined that this year’s data is likely to be significantly less useful as a benchmark because the data may not reflect changes or freezes occurring after the onset of the economic downturn.

Based on the factors outlined above, the compensation committee concluded that the salary increases for its executive officers for 2009 would be limited to approximately 3.5%.

Annual Discretionary Cash Bonus

Our compensation committee has the authority to award discretionary annual bonuses to our executive officers according to our annual incentive bonus plan. The annual bonuses are intended to compensate the executives for achieving the corporate operational and financial goals, as well as the individual annual performance goals, which are discussed in “— Executive Compensation Philosophy.”

Our annual incentive bonus plan provides for a cash bonus and is dependent upon the level of achievement of the stated corporate goals and individual performance goals. The compensation committee evaluated whether the current economic conditions should be used as a mitigating factor in assessing the executives’ performance regarding their achievement of the 2008 goals. As a general rule, the compensation committee considers the changed circumstances that impede the executives’ ability to achieve their goals under the bonus plan. Such changed circumstances are deemed to be relevant only when the failure to achieve the stated goals was the direct result of an external factor, such as the current economic and market forces, that could not have been anticipated when the performance targets were set. This is in contrast to a failure to achieve the stated goals due to a direct failure by the executives. Such a practical and flexible approach to the changed economic conditions was adopted by the compensation committee in order to preserve the usefulness of the executive compensation plan as both a retention tool and a tool to provide incentives to management.

Since our company is currently developing its product candidates through clinical trials and pre-clinical studies, and currently has no commercial product, the underlying goals for our company executive compensation plan tend to be primarily operational goals. With the exception of certain goals relating to cash management, our goals are not tied to earnings or other financial performance criteria. Consequently, the compensation committee concluded that the current economic conditions did not have a direct impact on management’s ability to achieve its goals, and it would not be used as a mitigating factor in the compensation committee’s assessment of management’s achievement of its 2008 goals.

The compensation committee noted the importance of factoring these considerations into their compensation decisions. In the future, we may use different survey, peer and market data, and economic conditions to establish our salary and target incentive levels.

The corporate goals for 2008 upon which our executives were evaluated in general included: (1) filing the pre-clinical and manufacturing modules for our Augment U.S. pre-marketing application, (2) completing patient enrollment in our North American pivotal trial for Augment, (3) achieving additional patent protection for our Augment family of products, (4) completing two clinical trials with Augment Injectable, (5) achieving regulatory marketing approval for Augment in Canada, and (6) achieving regulatory marketing approval for GEM 21S in the EU. In addition, there were goals relating to completion of the divestiture of our orofacial therapeutic business and maintaining a certain level of cash reserves. We are not disclosing additional details relating to our 2008 corporate goals which we consider confidential and that would provide competitors and other third parties with insights into our or our business partner’s confidential planning process and strategies. Such disclosure would cause us competitive harm. The compensation committee determined that we achieved 65% of our 2008 corporate goals.

The annual discretionary cash bonus is calculated as a percentage of the executive’s base salary, with higher ranked executives being compensated at a higher percentage of base salary. The bonus is ordinarily paid in a single installment in the first quarter following the completion of a given fiscal year. Our compensation committee approves the annual bonus award for the chief executive officer. For each officer below the chief executive officer level, the compensation committee approves the bonus award based on the chief executive officer’s performance assessment of each executive, taking into account the executive’s contribution to achieving the corporate goals, the extent to which the executive achieved their personal or departmental goals, an assessment of the executive’s overall management and leadership competencies, and any significant achievements of the executive during the year that were not contemplated by or reflected in either the corporate goals or the executive’s personal or departmental goals. In general, for executives other than the chief executive officer, 50% of their bonus is based upon the level of achievement of the corporate goals and 50% of their bonus is based upon the level of achievement of their personal or departmental goals.

For 2008, the target bonus awards (as a percentage of base salary) were as follows: chief executive officer, 50%; chief operating officer, 40%; and senior vice president, vice president, chief financial officer and general counsel, 30%. The compensation committee determined that the annual discretionary cash bonus award opportunities are at competitive levels of comparable companies, and therefore will remain unchanged for 2009. Depending on the achievement of the predetermined targets, as well as any special circumstances such as significant unanticipated achievements, the annual bonus may be less than or greater than the target bonus.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executive officers in stock and stock-based awards. Our stock compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. Our compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. The compensation committee reviewed the equity analysis for each executive, and sought to grant annual awards with an annual aggregate value at competitive levels for comparable companies.

The specific provisions of our long-term incentive compensation plans are as follows:

2001 Long-Term Stock Incentive Plan.  Our 2001 long-term stock incentive plan was adopted by our board of directors in 2001. The plan provides for the grant of incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), stock appreciation rights (“SARs”), stock units, restricted stock, restricted stock units, performance units and performance shares awards.

The plan includes an “evergreen” provision that allows for an automatic increase to the aggregate pool of stock options available under the plan to occur on January 1st of each year. Under the evergreen provision, each year the aggregate pool of stock reserved for issuance under our 2001 long-term stock incentive plan will automatically increase to the lesser of 17% of the then outstanding capital stock, or a stated number of shares as an evergreen cap, or some lesser amount if set by the board of directors. In accordance with this provision, the authorized aggregate pool of stock reserved for issuance under our 2001 long-term stock incentive plan was 4,019,723 shares as of January 1, 2009.

In accordance with the terms of the 2001 long-term stock incentive plan, our board of directors has authorized the compensation committee of our board of directors to administer the 2001 long-term stock incentive plan. In accordance with the provisions of the 2001 long-term stock incentive plan, the compensation committee selects the recipients of awards and determines:

•	the number of shares of common stock covered by options or SARs and the dates upon which the options or SARs become exercisable;
•	the exercise price of options or SARs;
•	the duration of options or SARs;
•	the method of payment of the exercise price; and
•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms, conditions, restrictions and contingencies of such awards, including whether such awards are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Upon the occurrence of a corporate transaction under our 2001 long-term stock incentive plan (including without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the compensation committee may adjust any award under our 2001 long-term stock incentive plan to preserve the benefits or potential benefits of the awards.

The options for our executives are granted by our board of directors at regularly scheduled meetings and the exercise price of our options is the closing price of our common stock on the date of grant. Each executive officer is initially provided with an option grant when they join our company based upon their position with us and their relevant prior experience. These initial grants generally vest at 25% per year over four years. We spread the vesting of our options over four years as an incentive to retain our executives.

In addition to the initial option grants, our compensation committee recommends and our board of directors grants additional options to retain our executives in connection with the achievement of corporate goals and strong individual performance. Options are granted based on a combination of individual contributions to our company and on general corporate achievements, including clinical trial enrollment, product development and corporate financing. Additional option grants are not communicated to executives in advance.

The compensation committee evaluated an annual option award for our chief executive officer, and also reviewed the chief executive officer’s recommendations for annual option awards for the remaining executive officers. In considering the option awards, the compensation committee considered a review of competitive compensation data, its assessment of individual performance, a stock price comparison analysis, a review of each executive’s existing long-term incentives, and retention considerations. These factors together with the level of attainment of the corporate and individual goals were considered in determining the appropriate stock option awards would be allocated to the executives, as well as the percentage between cash and stock option compensation awarded to each executive.

The compensation committee also considered if the economic downturn should impact the 2009 equity-based awards for the executive officers. As with other elements of compensation this year, the compensation committee noted that the decisions about the appropriate number of equity-based awards is complicated by the potential lack of current and/or accurate data about the level of such awards being made by peer companies. Although the compensation committee typically uses the Peer Group data to align our company’s equity-based awards with comparable levels at peer companies, it was determined that this year’s data is likely to be significantly less useful as a benchmark because the data may not reflect changes or freezes occurring after the onset of the economic downturn.

Because of the depressed stock trading price of our company’s common stock, many of the options held by executive officers are currently “underwater” (that is, the exercise price of the options is higher than the market price of our company’s common stock) and the value of accumulated option awards has declined significantly. As a result, the options that are underwater may have diminished incentive and retention effects. In order to mitigate the effects of the depreciating stock value, and in order to offset the lower level cash compensation increases, the compensation committee decided that it would increase the option awards for our executive officers for 2009.

2005 Employee Stock Purchase Plan.  In September 2005, we and our stockholders approved the 2005 employee stock purchase plan, effective upon completion of our initial public offering in May 2006. In November 2006, our board of directors amended the 2005 employee stock purchase plan to expand the employees eligible to participate in the plan and to clarify the offering periods. The 2005 employee stock purchase plan provides employees of ours or of our subsidiaries with an opportunity to purchase shares of our common stock directly from us at a discount to the market price. The 2005 employee stock purchase plan will terminate in 2015 unless sooner terminated by us. The 2005 employee stock purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code.

The maximum number of shares of our common stock which may be made available for sale under the 2005 employee stock purchase plan is 200,000 shares, subject to adjustment in the event of changes in our capitalization, our dissolution, liquidation or merger or sale of all or substantially all of our assets.

Any person who is an employee of ours or of our subsidiaries for at least six months prior to the first trading day of each offering period is eligible to participate in the 2005 employee stock purchase plan; provided that no employee will be permitted to purchase stock:

•	if immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of our stock or of any subsidiary;

•	in an amount which exceeds $25,000 of fair market value of all stock purchased by such employee under all of our employee stock purchase plans for each calendar year in which the option is outstanding at any time; or
•	if the employee:
•	has been employed with us for less than six months;
•	is employed with us on a part-time basis (i.e., less than 20 hours per week); or
•	is a seasonal employee (i.e., employed with us for not more than five months in any calendar year).

The 2005 employee stock purchase plan shall be administered by our board of directors who may in turn delegate the authority to administer the plan to a committee.

The 2005 employee stock purchase plan employs a series of quarterly offering periods during which an option to acquire stock may be granted and exercised. The offering periods begin on January 1, April 1, July 1 and October 1 of each year. Notwithstanding the foregoing, the first offering period began on the first trading day following July 1, 2006.

Each eligible employee has the option to elect to have payroll deductions made on each pay date during the offering period in an amount not more than 15% of his or her compensation on each pay date during the offering period. At the commencement of each offering period, each eligible employee opting to participate during the offering period will be granted an option to purchase on the exercise date (the last day in the offering period on which national stock exchanges and Nasdaq are open for trading) of such specific offering period that number of shares of common stock determined by dividing the particular employee’s payroll deductions accrued prior to the exercise date and retained in the employee’s account by the applicable purchase price. The purchase price is 85% of the fair market value of a share of our common stock on the first trading day or the exercise date of the current offering period, whichever is lower.

Unless an employee withdraws from the 2005 employee stock purchase plan, his or her option for the purchase of shares will be exercised automatically on the exercise date and the maximum number of full shares subject to the option will be purchased for him or her at the applicable purchase price with the accumulated payroll deductions in his or her account.

An employee may choose to withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the 2005 employee stock purchase plan at any time by giving written notice to us. An employee’s withdrawal of funds and from participation during an offering period will not have any effect upon his or her eligibility to participate in a succeeding offering period.

In the event of a proposed dissolution or liquidation, an offering period then in progress will be shortened and will terminate immediately prior to the consummation of the proposed liquidation or dissolution, unless provided otherwise by our board of directors. In the event of a proposed sale of all or substantially all of our assets, or our merger or consolidation with or into another corporation, the successor corporation will assume each option outstanding under the 2005 employee stock purchase plan or offer an equivalent substitution unless the board of directors determines to shorten the offering period then in progress by setting a new exercise date, in lieu of such assumption or substitution.

Our board of directors has the authority to make adjustments to the number of shares reserved for the 2005 employee stock purchase plan or to the price per share covered by outstanding options, as may be necessary in the event of a merger or consolidation, or a reorganization, recapitalization, rights offering or other increase or reduction of shares of our outstanding common stock. As of December 31, 2008, there were 158,546 shares of common stock available for issuance under the 2005 employee stock purchase plan.

Other Compensation

Consistent with our compensation philosophy to attract and retain talent, we intend to continue to maintain competitive employee benefits and perquisites for all employees, including executive officers. The compensation committee in its discretion may revise, amend or add to the officers’ executive benefits and perquisites if deemed advisable in its judgment. We believe these benefits and perquisites are currently at competitive levels for comparable companies.

The summary compensation table set forth below discloses other compensation components as follows:

•	Automobile usage — As we do not provide a company automobile to our executives, Dr. Lynch receives a perquisite of company paid automobile expenses. A percentage of these perquisites are considered to be taxable income to Dr. Lynch, and accordingly reported on IRS Form W-2 Wages and Tax Statement.
•	Moving expenses — Certain of our executives relocated to the area of our headquarters. We reimbursed these executives for normal moving expenses per industry standards. Individual arrangements are detailed in each executive’s employment agreement.
•	Health, dental, life and disability insurance premiums — In 2008, we paid 80% of the health and dental premiums and 100% of a base amount of life, accidental death and dismemberment and long-term disability premiums on behalf of each executive officer. Life insurance benefits are provided to our executives at the rate of two time’s annual salary up to a limit of $500,000. Accidental death and dismemberment coverage also is provided to our executives, with coverage equal to the life insurance policy amount. Long-term disability coverage also is provided to executives, with coverage equal to 50% of pre-disability earnings, limited to a maximum of $6,000 per month.
•	Healthcare contribution — In 2008, in addition to the health, dental, life and disability insurance premiums described above, we contributed $3,250 for each executive officer to be used for the remaining 20% of health and dental insurance premiums, voluntary employee and dependent life insurance premiums, short term disability premiums, and medical reimbursement flexible spending accounts.
•	Employee stock purchase plan discount — A discount is offered to all employees for the purchase of our stock under our 2005 employee stock purchase plan.
•	Employee 401(k) matching — Effective January 1, 2004, we began sponsoring a defined contribution plan covering substantially all our employees fulfilling minimum age and service requirements. Participation in the plan is optional. For 2008, we provided matching contributions paid in shares of our company common stock of up to 4% of eligible employee compensation. For 2007, we provided corrective contributions paid in shares of our company common stock of up to 4% of eligible employee compensation. We did not make any matching or corrective contributions for the year ended December 31, 2006.

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the years ended December 31, 2008, 2007 and 2006 to our chief executive officer, chief financial officer and our three other most highly compensated executive officers. We refer to these officers collectively as our “named executive officers.” Except as provided below, none of our named executive officers received any compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total Compensation ($)
Samuel E. Lynch, D.M.D., D.M.Sc. President and Chief Executive Officer	2008	$449,609	$134,250	$1,026,597	$21,232	$1,631,688
	2007	343,945	127,000	239,504	21,211	731,660
	2006	270,577	86,000	91,350	13,511	461,438

Larry Bullock Chief Financial Officer	2008	268,866	49,990	166,073	29,706	514,635
	2007	226,588	74,500	115,252	29,488	445,828
	2006	210,865	51,000	65,250	21,001	348,116

Steven N. Hirsch Chief Operating Officer and Executive Vice President, Orthopedics	2008	321,797	81,240	325,819	29,189	758,045
	2007	286,742	78,000	263,328	28,325	656,395
	2006	264,808	83,500	170,732	14,145	533,185

Earl Douglas, Esq. General Counsel	2008	225,342	52,600	193,085	22,640	493,667
	2007	195,749	68,500	125,184	56,442	445,875
	2006	171,635	26,000	61,800	12,568	272,003

Russ Pagano, Ph.D. Vice President, Regulatory and Clinical Affairs	2008	217,148	43,612	295,904	29,580	586,244
	2007	132,496	41,000	168,204	85,590	427,290
	2006	—	—	—	—	—

(1)	Salary includes base salary plus accrued vacation, holidays and sick days.
(2)	The annual incentive bonus plan provides a cash bonus, which is based on the achievement of stated corporate and personal goals. In addition, each named executive officer received a $1,000 holiday bonus in 2008.
(3)	Represents the compensation expense recognized for stock options awarded from 2005 through 2008, as applicable, under the 2001 long-term stock incentive plan, which provides for the grant of incentive stock options for all employees, including members of our executive management.
(4)	Includes all other compensation that we paid on behalf of the named executive officers, as described in the table below.

The following table sets forth all other compensation paid or accrued during the years ended December 31, 2008, 2007 and 2006.

Name	Year	Automobile Usage ($)	Moving Expenses ($)	Health, Dental, Life & Disability Insurance Premiums ($)	Health Care Contribution ($)	ESPP Discount ($)	401(k) Contribution ($)	Total ($)
Samuel E. Lynch, D.M.D., D.M.Sc.	2008	$3,903	$—	$14,079	$3,250	$—	$—	$21,232
	2007	3,234	—	14,727	3,250	—	—	21,211
	2006	2,752	—	859	9,900	—	—	13,511

Larry Bullock	2008	—	—	11,131	3,250	2,865	12,460	29,706
	2007	—	—	11,608	3,250	3,503	11,127	29,488
	2006	—	—	961	9,900	10,140	—	21,001

Steven N. Hirsch	2008	—	—	8,345	3,250	2,679	14,915	29,189
	2007	—	—	8,679	3,250	2,541	13,855	28,325
	2006	—	—	1,141	9,900	3,104	—	14,145

Earl Douglas, Esq	2008	—	—	5,428	3,250	2,608	11,354	22,640
	2007	—	34,779	5,618	3,250	3,333	9,462	56,442
	2006	—	—	1,023	9,900	1,645	—	12,568

Russ Pagano, Ph.D.	2008	—	—	14,079	3,250	2,522	9,729	29,580
	2007	—	79,681	4,909	1,000	—	—	85,590
	2006	—	—	—	—	—	—	—

Employment Agreements

Dr. Lynch.  Dr. Lynch’s employment agreement was entered into on January 1, 2008, superseding the previous agreement dated November 30, 2004 and amended on December 1, 2004. Dr. Lynch’s employment agreement has a five-year term and may be extended for additional one-year periods by us and Dr. Lynch. Dr. Lynch’s annual base salary was $410,000 as of December 31, 2008, subject to increase at the discretion and review of the board of directors according to the policies and practices we may adopt from time to time. Dr. Lynch’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive cash bonus based upon the satisfactory performance of annual goals and as granted by the board of directors or compensation committee. The previous 2004 employment agreement provided for a grant of options to purchase 102,000 shares of our common stock, which 50% vested upon the November 2005 FDA approval of GEM 21S, with the remaining 50% scheduled to vest upon the earlier of EU regulatory approval of GEM 21S or December 1, 2009. Upon signing the January 2008 employment agreement, Dr. Lynch received options to acquire one percent of our company’s common stock on a fully diluted basis as of January 1, 2008, or 205,703 shares, which will vest upon the earlier of our receipt of U.S. Food and Drug Administration (“FDA”) approval of an orthopedic PDGF product or December 31, 2012. As of March 31, 2009, we had cumulatively granted to Dr. Lynch options to purchase a total of 700,203 shares of our common stock, including the options awarded with the 2004 and 2008 employment agreements. The options generally vest over four years at 25% per year, except for options granted in March 2001 (which 33% vest immediately with the remainder vesting over two years at 33% per year) and the options granted in 2004 and 2008 as described above. All unexercised options granted to Dr. Lynch will expire after ten years from grant date, except for options granted in January 2006 which will expire after five years.

Mr. Bullock.  Mr. Bullock’s employment agreement was entered into on September 5, 2008, superseding the previous agreement dated December 18, 2003, and continues through September 5, 2011. Mr. Bullock’s annual base salary was $237,000 as of December 31, 2008, and is subject to review each fiscal period and to increase according to the policies and practices we may adopt from time to time. Mr. Bullock’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by our chief executive officer and Mr. Bullock and the chief executive officer’s evaluation of Mr. Bullock’s performance. As of March 31, 2009, we had cumulatively granted to Mr. Bullock options to purchase a total of 232,000 shares of our common stock. The options generally vest over four years at 25% per year, except for options granted in January 2004 which 20% vest immediately with the remainder vesting over four years at 20% per year. All unexercised options granted to Mr. Bullock will expire after ten years from grant date, except for options granted in January 2006 which will expire after five years.

Mr. Hirsch.  Mr. Hirsch’s employment agreement was effective as of July 5, 2005 and continues through July 5, 2009. Mr. Hirsch’s annual base salary was $295,000 as of December 31, 2008, and is subject to review each fiscal period and to increase according to the policies and practices we may adopt from time to time. Mr. Hirsch also received a one-time signing bonus of $50,000 at 90 days following the effective date of the employment agreement. Mr. Hirsch’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by our chief executive officer and Mr. Hirsch and our chief executive officer’s evaluation of Mr. Hirsch’s performance. As of March 31, 2009, we had cumulatively granted to Mr. Hirsch options to purchase a total of 384,023 shares of our common stock. The options generally vest over four years at 25% per year. All unexercised options granted to Mr. Hirsch will expire after ten years from grant date, except for options granted in July 2005 and January 2006 which will expire after five years.

Mr. Douglas.  Mr. Douglas’ employment agreement was effective as of May 31, 2005 and continues through May 31, 2009. Mr. Douglas’ annual base salary was $215,000 as of December 31, 2008, and is subject to review each fiscal period and to increase according to the policies and practices we may adopt from time to time. Mr. Douglas’ employment agreement provides, among other things, that he will be eligible for discretionary annual incentive bonuses, which incentive bonus may be paid in the form of cash or stock options at Mr. Douglas’ discretion. The payment of such annual incentive bonuses is based on the satisfactory performance of specific milestones set by our chief executive officer and Mr. Douglas and our chief executive officer’s evaluation of Mr. Douglas’s performance. We agreed to purchase and/or reimburse Mr. Douglas for the cost of maintaining professional memberships, not to exceed $3,500 annually. As of March 31, 2009, we had cumulatively granted to Mr. Douglas options to purchase a total of 205,000 shares of our common stock. The options generally vest over four years at 25% per year. All unexercised options granted to Mr. Douglas will expire after ten years from grant date, except for options granted in May 2005 and January 2006 which will expire after five years.

Dr. Pagano.  Dr. Pagano’s employment agreement was effective as of May 23, 2007 and continues through May 22, 2010. Dr. Pagano’s annual base salary was $212,000 as of December 31, 2008, and is subject to review each fiscal period and to increase according to the policies and practices we may adopt from time to time. Dr. Pagano also received a one-time signing bonus of $10,000. Dr. Pagano’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by our chief executive officer and Dr. Pagano and our chief executive officer’s evaluation of Dr. Pagano. As of March 31, 2009, we had cumulatively granted to Dr. Pagano options to purchase a total of 145,000 shares of our common stock. The options generally vest over four years at 25% per year. All unexercised options granted to Dr. Pagano will expire after ten years from grant date, except for options granted in May 2007 which will expire after five years.

Drs. Lynch and Pagano and Messrs. Bullock, Douglas and Hirsch may not disclose non-public information relating to us and may not engage in competitive activities in the area of health-care services during the terms of their respective employment and for 12 months thereafter. Each of Messrs. Bullock, Hirsch and Douglas and Dr. Pagano may not solicit any of our employees for a period of 12 months following the termination of each such person’s employment for any reason.

Potential Payments Upon Termination or Change in Control

Termination

Under the employment agreement for each of our named executive officers, if we terminate the executive’s employment without cause or elect not to renew the executive’s employment, or if the executive resigns his employment for good cause, the executive will be entitled to receive a severance payment. Severance payments for executive officers, other than for Dr. Lynch, range from four to 12 months of base salary. Additionally, the executive officers will each continue to receive benefits and perquisites for a period ranging from zero to nine months.

If terminated without cause as described above, Dr. Lynch’s employment agreement provides for the continuation of his base salary (and an amount equal to 1/12 of the most recent annual bonus and incentive award) on a monthly basis to be paid on our regular payroll dates, and for the reimbursement of the costs of his group medical insurance premiums for himself and his dependents, for a period of 18 months following the termination date. Earned but unpaid base salary through the date of termination will be paid in lump sum, and all outstanding stock options will become fully vested and exercisable as of the date of termination.

Dr. Lynch’s entitlement to any severance benefits is conditioned upon the execution by us and Dr. Lynch of a mutual general release of claims and the resignation of Dr. Lynch from all of his positions with us and our affiliates other than his position as a member of our board of directors.

If the executive’s employment is terminated for cause, for a material breach of the employment agreement, or for expiration of the period of employment as a result of the executive giving notice of non-extension of the employment term, then earned but unpaid base salary will be paid to the executive on the termination date. No other payments will be made or benefits provided by our company.

Change in Control

In the event there is a change in control during the term of Dr. Lynch’s employment agreement and (1) within 12 months we terminate Dr. Lynch’s employment without cause or Dr. Lynch terminates his employment for good reason, (2) within 12 months we elect not to renew his employment agreement, or (3) within three months prior to a change in control Dr. Lynch is terminated without cause or resigns for good reason, then we are obligated to pay Dr. Lynch a lump sum payment equal to 150% of his annual base salary and most recent annual bonus incentive award. All outstanding stock options will become fully vested and exercisable as of the date of the change in control. In addition, if Dr. Lynch agrees not to solicit any of our then-current customers or employees for a period of 12 months following a termination or resignation due to a change in control, then we are obligated to pay Dr. Lynch a lump sum payment equal to 12 months of his base salary plus an amount equal to 100% of his most recent annual bonus and incentive award.

A change in control under Dr. Lynch’s agreement will occur upon (1) the consummation of a tender offer for the ownership of more than 50% of our outstanding voting securities, (2) a merger in which our stockholders prior to the merger own less than 50% of the voting securities of the surviving entity, (3) the sale of all or substantially all of our assets or (4) a person acquiring more than 50% of our outstanding voting securities.

In March 2008, we amended our 2001 long-term stock incentive plan to provide that, upon a change in control, all outstanding incentive stock option awards held by a qualified employee may under certain circumstances be accelerated and exercisable immediately. If the qualified employee has been employed by us for three or more years at the time of the change in control, then 100% of the employee’s incentive stock options will vest. If the qualified employee has been employed by us for at least two years, but less than three years, at the time of the change in control, then 75% of the employee’s incentive stock options will vest. If the qualified employee has been employed by us for at least one year, but less than two years, at the time of the change in control, then 50% of the employee’s incentive stock options will vest. If the qualified employee has been employed by us for less than one year at the time of the change in control, then 25% of the employee’s incentive stock options will vest.

Grants of Plan-Based Awards

The following table lists grants of plan-based awards to our named executive officers during the year ended December 31, 2008 and related total fair value compensation:

Name and Principal Position	Grant Date	Incentive Stock Option Awards: # of Securities Underlying Options	Exercise Price of Option Award ($/Share)	Grant Date Fair Value of Stock & Option Awards ($)(1)
Samuel E. Lynch, D.M.D., D.M.Sc. President and Chief Executive Officer	2/7/08	45,000	$14.41	$388,800
	2/27/08	205,703	$13.88	$1,715,563
Larry Bullock Chief Financial Officer	2/7/08	25,000	$14.41	$216,000
Steven N. Hirsch Chief Operating Officer and Executive Vice President, Orthopedics	2/7/08	30,000	$14.41	$259,200
Earl Douglas, Esq. General Counsel	2/7/08	25,000	$14.41	$216,000
Russ Pagano, Ph.D. Vice President, Regulatory and Clinical Affairs	2/7/08	10,000	$14.41	$86,400

(1)	The reported grant date fair value of stock and option awards was determined in compliance with SFAS No. 123(R), and is more fully described in Note 17 (Share Based Compensation) of our Notes to the consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009.

Equity Incentive Awards Outstanding as of December 31, 2008

	Option Awards
	Number of Securities Underlying Unexercised Options at December 31, 2008			Option Exercise Price	Option Expiration Date
Name and Principal Position	Exercisable	Unexercisable	Unearned	($)
Samuel E. Lynch, D.M.D., D.M.Sc. President and Chief Executive Officer	—	51,000	—	$3.47	12/1/14
	—	26,250	—	$3.63	1/1/11
	20,000	60,000	—	$12.59	1/16/17
	—	45,000	—	$14.41	2/7/18
	—	205,703	—	$13.88	2/27/18

Larry Bullock Chief Financial Officer	112,500	—	—	$2.87	1/12/14
	18,750	18,750	—	$3.63	1/1/11
	6,750	20,250	—	$12.59	1/16/17
	—	25,000	—	$14.41	2/7/18

Steven N. Hirsch Chief Operating Officer and Executive Vice President, Orthopedics	177,393	59,130	—	$3.63	7/5/10
	3,750	3,750	—	$3.63	1/1/11
	12,500	37,500	—	$12.59	1/16/17
	—	30,000	—	$14.41	2/7/18

Earl Douglas, Esq. General Counsel	64,625	24,375	—	$3.63	5/31/10
	3,750	3,750	—	$3.63	1/1/11
	7,500	22,500	—	$12.59	1/16/17
	2,500	7,500	—	$16.12	9/6/17
	—	25,000	—	$14.41	2/7/18

Russ Pagano, Ph.D. Vice President, Regulatory and Clinical Affairs	25,000	75,000	—	$17.95	5/23/17
	—	10,000	—	$14.41	2/7/18

Aggregated Option Exercises in 2008

The following table lists the options exercised by our named executive officers during the year ended December 31, 2008.

	Option Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Samuel E. Lynch, D.M.D., D.M.Sc. President and Chief Executive Officer	77,250	$118,628
Larry Bullock Chief Financial Officer	—	—
Steven N. Hirsch Chief Operating Officer and Executive Vice President, Orthopedics	—	—
Earl Douglas, Esq. General Counsel	8,500	$53,635
Russ Pagano, Ph.D. Vice President, Regulatory and Clinical Affairs	—	—

(1)	The value realized on exercise is calculated by multiplying the number of shares exercised by the difference between the market price of the option awards at exercise and the exercise price of the options.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit pension plans sponsored by us. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit plans if the compensation committee determines that doing so is in our best interests.

Non-Qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans sponsored by us. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Director Compensation

The following table sets forth a summary of the compensation to our non-employee directors that we paid or accrued during the year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)		Restricted Common Stock Awards(1) ($)	Non-Qualified Stock Option Awards(2) ($)	All Other Compensation ($)		Total Compensation ($)
Chris Ehrlich	$52,750		$—	$10,695	$—		$63,445
Charles W. Federico	36,750		—	67,215	—		103,965
Gary E. Friedlaender, M.D.	33,000	(3)	—	29,529	32,925	(4)	95,454
James G. Murphy	57,500		8,290	17,175	—		82,965
Larry W. Papasan	63,750		8,290	17,175	—		89,215
Douglas Watson	47,500		8,290	10,695	40,466	(5)	106,951

(1)	Value of restricted stock issued in 2006 and vesting in 2008.
(2)	Represents the compensation expense recognized in 2008 for stock options awarded from 2005 through 2008. On June 19, 2008, all non-employee directors received options to acquire 8,840 shares of common stock which vest 25% per year over four years.
(3)	In addition to director fees, orthopedic advisory board consulting fees of $5,000 were paid to Dr. Friedlaender in 2008. See “Certain Relationships and Related Transactions — Consulting Agreement with a member of the Board of Directors.”
(4)	Exercise of non-qualified stock options resulted in taxable income of $32,925.
(5)	Exercise of non-qualified stock options resulted in taxable income of $40,466.

Our directors meet as a board on a quarterly basis, or more often as needed, to address matters relating to the operation and direction of our company. Only directors who are not employees of ours and directors who do not beneficial owners of 5% or more of our outstanding common stock (“compensation qualifying directors”) are separately compensated for their services on the board. We provide compensation to each of our compensation qualifying directors as described in the paragraphs below.

Effective April 1, 2008, our compensation plan for our compensation qualifying directors provides that each will receive an annual retainer of $20,000 for serving on the board of directors and an annual retainer of $5,000 for each committee membership. Directors will receive $2,000 for each board meeting attended in person, $1,000 for each telephonic board meeting, and $1,000 for each committee meeting attended. In addition, the chairman of the board will receive an annual fee of $25,000, the chairman of the audit committee will receive an annual fee of $10,000, the chairman of the compensation committee will receive an annual fee of $8,000, and the chairman of the nominating and governance committee will receive an annual fee of $5,000.

Each of our compensation qualifying directors, on the date the director is first elected or appointed to the board of directors, may be granted an option to acquire 0.09% of our outstanding shares of common stock on a fully diluted basis on the date of the grant. Generally, the initial grant vests over three years. In addition, immediately following our annual meeting each compensation qualifying director who is re-elected to the board or who continues their ongoing term may receive an annual option grant with a Black-Scholes value on the date of grant equal to $80,000.

As of December 31, 2008, the current members of our board of directors have been awarded options to purchase an aggregate total of 217,172 shares of common stock. Of these options awarded, a total of 42,750 have been exercised and a total of 77,667 remain unvested as of December 31, 2008.

Please see “Certain Relationships and Related Party Transactions — Agreements with Directors and Officers” for a discussion of other arrangements relating to the compensation of our directors.

Limitations of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Our amended and restated certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions will not eliminate or limit the liability of any of our directors:

•	for any breach of their duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for voting or assenting to unlawful payments of dividends or other distributions; or
•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

On June 20, 2006, we entered into indemnification agreements with all of our executive officers and directors existing at that date. These agreements were effective as of May 12, 2006, the date of the completion of our initial public offering. On May 23, 2007, we entered into an indemnification agreement with an executive officer hired on that date. The indemnification agreements provide, among other things, that we will, to the fullest extent permitted by law, indemnify and hold harmless each indemnitee for any event or occurrence that takes place either before or after the execution of the agreement, related to the fact that indemnitee is or was a director or an officer of our company, or while a director or officer is or was serving at the request of our company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or related to anything done or not done by the indemnitee in any such capacity. The agreements provide that no indemnification be paid by us: (a) in respect to any transaction in which the indemnitee derived an improper personal benefit; (b) on account of the indemnitee’s conduct which involved acts or omissions not in good faith, intentional misconduct or a knowing violation of law; (c) if such indemnification is in violation of our certificate of incorporation, by-laws or the law; or (d) on account of any proceeding for an accounting of profits made from the purchase or sale by the indemnitee of our securities under the provisions of Section 16(b) of the Exchange Act.

In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The indemnification agreements also provide that, in the event of a change in control, we will, upon request by the indemnitee, create a trust for the benefit of the indemnitee and fund such trust in an amount sufficient to satisfy expenses reasonably anticipated to be incurred in connection with investigating, preparing for, participating in or defending any proceedings, and any judgments, fines, penalties and amounts paid in settlement in connection with any proceedings. The agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under our amended and restated certificate of incorporation or by-laws or the Delaware General Corporation Law.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information.

On March 17, 2009, Dr. Samuel Lynch, our president and chief executive officer, entered into a Rule 10b5-1 plan to sell up to a maximum of 12% of his then current equity position in our Company over the remainder of the year, assuming certain price targets are reached. The sales are intended to allow Dr. Lynch to gradually diversify a small portion of his holdings over a period of time, as long as certain price thresholds are met. All sales of our common stock under the plan will be reported through appropriate filings with the Securities and Exchange Commission.

Summary

In summary, we believe our compensation policies are designed to retain and motivate our executive officers and to ultimately reward them for outstanding individual and corporate performance.

PROPOSAL 2: PARTICIPATION OF NOVO A/S AS STANDBY PURCHASER

On April 3, 2009, our board of directors resolved to raise up to $17.0 million in capital. We do not need the capital for our immediate plans of operation, but we believe that it is in our best interest to raise capital in anticipation of our future needs. We intend to use the net proceeds of the rights offering for general corporate purposes, including funding additional product development and potential commercialization activities.

In the rights offering, we are distributing non-transferable subscription rights to each of our stockholders, other than participants in our 401(k) Plan. Stockholders will receive one subscription right for each share of common stock held at 5:00 p.m., New York time, on April 21, 2009, the record date of the rights offering. Each subscription right may be exercised by the holder thereof to purchase 0.1017 shares of our common stock at a subscription price equal to $8.50 per share. Eligible stockholders have the right to exercise all, a portion or none of their subscription rights. Accordingly, we may raise up to $17.0 million in the rights offering or an amount that is less than $17.0 million, depending on the participation of our stockholders, in their sole discretion. Additional information regarding our rights offering is available in the Registration Statement on Form S-3 (No. 333-158591) we filed with the SEC. The Registration Statement is available on the SEC’s EDGAR system at www.sec.gov or through the “Investors” section of our website at www.biomimetics.com.

We determined the number of shares that may be purchased upon the exercise of each subscription right by subtracting all of the shares held by the BioMimetic 401k plan (25,765 shares) from the total number of shares of common stock outstanding (19,685,290 shares) as of the record date. The result of such calculation is 19,659,525 shares. As we are offering rights to purchase $17,000,000 of common stock at $8.50 per share, the rights must be exercisable for 2,000,000 shares ($17,000,000 divided by $8.50). To determine the number of shares purchasable under each right, we divided the number of shares that we are offering, 2,000,000 shares, by the 19,659,525 shares that are entitled to participate in the rights offering. The result, to the fourth decimal place, is that the rights are exercisable for 0.1017 shares of common stock for each share entitled to participate in the rights offering.

Although the actual amount will depend on participation in the rights offering, we expect that the net proceeds from the rights offering will be approximately $16.8 million. We intend to use the net proceeds of the rights offering for general corporate purposes, including funding additional product development and potential commercialization activities. We believe that the balance of our cash and investments as of December 31, 2008, the funds borrowed from our $39.1 million credit facility, and the expected $10.0 million in time-based payments that we expect to receive in 2009 from Luitpold Pharmaceuticals, Inc. in connection with a past transaction will be sufficient to fund our business operations through at least the first quarter of 2010. However, if there are no improvements in the market for ARS investments, we may not be able to sell our ARS investments for cash. In addition, the credit facility is payable in the fourth quarter of 2010. We believe that raising funds at this time through the rights offering will provide us with important flexibility with respect to timing of future fundraising through additional financings or other methods. With respect to general corporate purposes, in order of priority, we anticipate that approximately $7.2 million will be used for salaries and other employment benefits for our employees, approximately $6.1 million will be used for professional services from third parties in connection with development activities for our product candidates, approximately $2.5 million will be used to fund expected new clinical development expenses for our AugmentTM Injectable Bone Graft product candidate, and approximately $1.0 million will be used to fund commercialization expenses relating to launching our AugmentTM Bone Graft product candidate in Canada if approval is obtained. To the extent that we raise less than $16.8 million in net proceeds in the rights offering, the Company anticipates reducing the amounts of proceeds to be allocated to the foregoing purposes on a pro rata basis.

In connection with the rights offering, we have entered into a standby purchase agreement with Novo A/S dated as of April 4, 2009. In accordance with the terms and conditions of the Standby Purchase Agreement, Novo A/S has agreed to purchase from us at the same purchase price, any shares of our common stock that are not subscribed for by our stockholders in the rights offering, subject to certain conditions. The obligation of Novo A/S to make the standby purchase is subject to the completion of the rights offering; the closing of a private placement by our company with one of our stockholders for gross proceeds equal to approximately $8.0 million and with terms and conditions similar to those of the standby purchase; the Registration Statement, which we have filed in connection with the rights offering, having been declared effective by the Securities and Exchange Commission; no stop order suspending the effectiveness of the Registration Statement being in effect and no proceedings therefore being pending or threatened by the Securities and Exchange Commission; this proposal having been approved by our stockholders; and the performance by our company of other customary obligations. The maximum commitment accepted by Novo A/S under the Standby Purchase Agreement is $15.0 million, which includes all shares of our common stock purchased by Novo A/S in the rights offering. We and Novo A/S may terminate the standby purchase agreement if the rights offering has not closed by June 30, 2009. The securities purchased by Novo A/S will be purchased in an exempt transaction (or in a private placement).

As of April 21, 2009, Novo A/S owned 3,376,659 shares out of 19,685,290 shares of common stock outstanding, or approximately 17.2% of our outstanding common stock. The number of shares that will be purchased by Novo A/S in connection with the rights offering can only be determined upon the completion of the offering. If no shares of common stock are subscribed for by our stockholders but Novo A/S purchases its maximum total commitment of $15.0 million pursuant to its obligations as set forth in the standby purchase agreement, or 1,764,705 shares of our common stock, Novo A/S will own 5,141,364 shares out of 21,449,995 shares of common stock outstanding, or approximately 24.0% of our outstanding common stock. If all of our shareholders exercise their rights in full, including Novo A/S, Novo A/S will own 3,720,692 shares out of 21,685,290 shares of common stock outstanding, or approximately 17.2% of our outstanding common stock.

Prior to entering into the standby purchase agreement on April 4, 2009, Novo A/S beneficially owned 18.0% of our outstanding shares of common stock. Accordingly, Novo A/S is an “interested stockholder” for purposes of Section 203 of the Delaware General Corporation Law. Since Novo A/S is an interested stockholder, the issuance of shares to Novo A/S in the rights offering, pursuant to the Standby Purchase Agreement, may be deemed a “business combination” and as such requires the approval, in an annual or special meeting of our stockholders, of 66 2/3% of our outstanding shares of common stock (excluding shares held by Novo A/S and its affiliates and associates). In the absence of stockholder approval, Novo A/S may participate in the rights offering only up to its pro rata amount.

We are subject to the rules of The Nasdaq Stock Market Inc. because our common stock is listed on the Nasdaq Global Market. These rules require us to obtain stockholder approval for, among other things, any issuance that involves a change in control. According to the Nasdaq’s interpretative materials, the Nasdaq presumes that if a stockholder acquires greater than 20% of the common stock or voting power of a company, then absent other factors, such as a larger controlling stockholder, such transaction will be deemed to be a change of control requiring prior stockholder approval. The issuance of the shares to Novo A/S may be deemed a change of control under the Nasdaq rules because, depending on the amount of participation by our stockholders in the rights offering, Novo A/S may own more than 20% of our issued and outstanding shares of common stock upon the closing of the rights offering. Accordingly, the approval of the issuance of shares of our common stock to Novo A/S in this proposal shall be deemed the approval of a potential change in control transaction for purposes of the rules of The Nasdaq Stock Market Inc.

The approval of this proposal requires the affirmative vote of at least 66 2/3% of our outstanding shares of common stock that are not owned by Novo A/S or its affiliates and associates and, for purposes of the rules of The Nasdaq Stock Market Inc., the affirmative vote of a majority of our outstanding shares of common stock. The extent of the participation by our stockholders in the rights offering does not affect our requirement to have the affirmative votes of our stockholders as discussed in this proposal. We ask that each stockholder of our company vote his, her or its shares of our common stock whether or not the stockholder elects to participate in the rights offering.

Our board of directors recommends that stockholders vote “FOR” the participation of Novo A/S as a standby purchaser.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 21, 2009 by:

•	each of our directors;
•	each of our executive officers;
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and
•	all of our directors and executive officers as a group.

The column entitled “Percent of class” is based on 19,685,290 shares of common stock outstanding on April 21, 2009, assuming no exercise of outstanding options.

For purposes of the table below, we deem shares subject to options that are currently exercisable or exercisable within 60 days of April 21, 2009 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Five percent stockholders:
Novo A/S, Denmark(1) Krogshojvej 41, DK-2880 Bagsvaerd, Denmark	3,376,659	17.2%
ClearBridge Advisors, LLC(2) 620 8th Avenue, New York, NY 10018	2,285,350	11.6%
InterWest Management Partners(3) 2710 Sand Hill Road, 2nd Floor, Menlo Park, CA 94025	1,830,253	9.3%
GLG Partners LP(4) 1 Curzon Street, London W1J 5HB, United Kingdom	1,459,991	7.4%
Palo Alto Investors, LLC(5) 470 University Avenue, Palo Alto, CA 94301	1,011,885	5.1%
Directors and executive officers:
Samuel E. Lynch, D.M.D., D.M.Sc.(6)	1,283,286	6.5%
Larry Bullock(7)	196,435	1.0%
Steven N. Hirsch(8)	222,189	1.1%
Earl Douglas, Esq.(9)	137,101	*
Russ Pagano, Ph.D.(10)	55,822	*
Larry W. Papasan(11)	32,492	*
Chris Ehrlich(12)	1,839,544	9.3%
Charles W. Federico(13)	9,317	*
Gary Friedlaender, M.D.(14)	57,594	*
James G. Murphy(15)	23,331	*
Douglas Watson(16)	65,326	*
All directors and executive officers as a group (11 persons)	3,922,437	19.2%

*	Less than 1%.

(1)	Based upon a Form 4 filed by Novo A/S with the Securities and Exchange Commission on January 30, 2009, and information received from Novo A/S. Novo A/S is a Danish private limited liability company wholly owned by the Novo Nordisk Foundation. Novo Nordisk Foundation is the beneficial owner of shares held by Novo A/S. The Board of Directors of Novo A/S has sole voting and investment control over the shares owned by Novo A/S. The Board of Directors of Novo A/S is comprised of Ulf J. Johansson, Jorgen Boe, Goran Ando and Hans Werdelin, none of whom has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of the shares held by Novo A/S.
(2)	Based upon a Schedule 13G filed by ClearBridge Advisors, LLC and Smith Barney Fund Management LLC with the Securities and Exchange Commission on February 13, 2009, and information received from ClearBridge Advisers, LLC. According to information furnished by ClearBridge Advisors, LLC, these securities are owned by various individual and institutional investors for which ClearBridge Advisors, LLC serves as investment adviser. For purposes of the reporting requirements of the Securities Exchange Act of 1934, ClearBridge Advisors, LLC is deemed to be a beneficial owner of these securities.
(3)	Based upon a Form 4 filed with the Securities and Exchange Commission on April 8, 2009, and information received from InterWest Management Partners. The beneficial ownership balance includes 941,177 shares purchased by InterWest Partners X, LP on April 7, 2009, 857,692 shares owned by InterWest Partners VIII, LP, 6,846 shares owned by InterWest Investors VIII, LP, and 24,538 shares owned by InterWest Investors Q VIII, LP. InterWest Management Partners X, LLC is the General Partner of InterWest Partners X, LP and InterWest Management Partners VIII, LLC is the General Partner of each of InterWest Partners VIII, LP, InterWest Investors VIII, LP and InterWest Investors Q VIII, LP. Chris Ehrlich is a Managing Director of InterWest Management Partners X, LLC and a Venture Member of InterWest Management Partners VIII, LLC. Mr. Ehrlich disclaims any beneficial ownership of any of these securities, except for his pecuniary interest therein.
(4)	Based upon a Schedule 13G filed by GLG Partners LP with the Securities and Exchange Commission on February 9, 2009. According to information furnished by GLG Partners LP, these securities are owned by certain funds (the “GLG Funds”) for which GLP Partners LP serves as investment manager. GLG Partners Limited serves as the general partner of GLG Partners LP with respect to these securities held by each of the GLG Funds. Each of Emmanuel Roman, Pierre Lagrange and Noam Gottesman are Managing Directors of GLG Partners Limited. GLG Partners, Inc. serves as the parent company, which indirectly wholly owns GLG Partners Limited with respect to these securities held by each of the GLG Funds. GLG Partners LP, GLG Partners Limited and GLG Partners, Inc. may be deemed to be the beneficial owner of all of the securities owned by the GLG Funds. Each of GLG Partners LP, GLG Partners Limited, GLG Partners, Inc., Emmanuel Roman, Pierre Lagrange and Noam Gottesman disclaims any beneficial ownership of any of these securities, except for their pecuniary interest therein.
(5)	Based upon a Schedule 13G filed by Palo Alto Investors, LLC with the Securities and Exchange Commission on February 17, 2009. Palo Alto Investors, LLC is a registered investment advisor and is the general partner and investment advisor of investment limited partnerships and is the investment advisor to other investment funds. Palo Alto Investors is the manager of Palo Alto Investors, LLC. Mr. William Leland Edwards is the controlling shareholder of Palo Alto Investors. Dr. Anthony Joonkyoo Yun is the President of Palo Alto Investors, LLC and Palo Alto Investors. Each of Mr. Edwards and Dr. Yun disclaims any beneficial ownership of these securities, except for their pecuniary interest therein.
(6)	Includes options to purchase 64,375 shares of common stock.
(7)	Includes options to purchase 160,375 shares of common stock. Includes 2,006 shares of common stock held in the officer’s 401(k) account.
(8)	Includes options to purchase 215,518 shares of common stock. Includes 2,434 shares of common stock held in the officer’s 401(k) account.
(9)	Includes options to purchase 118,375 shares of common stock. Includes 1,788 shares of common stock held in the officer’s 401(k) account.
(10)	Includes options to purchase 52,500 shares of common stock. Includes 1,066 shares of common stock held in the officer’s 401(k) account.
(11)	Includes options to purchase 15,331 shares of common stock.

(12)	Includes 941,177 shares beneficially owned by InterWest Management Partners X, LLC, 889,076 shares beneficially owned by InterWest Management Partners VIII, LLC and 1,250 shares owned directly by Mr. Ehrlich as well as options to purchase 8,041 shares of common stock. Mr. Ehrlich is a Managing Director of InterWest Management Partners X, LLC and a Venture Member of InterWest Management Partners VIII, LLC and he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(13)	Includes options to purchase 8,242 shares of common stock.
(14)	Includes options to purchase 35,994 shares of common stock.
(15)	Includes options to purchase 15,331 shares of common stock.
(16)	Includes options to purchase 27,076 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of 10% or more of our common stock to file reports of ownership and changes in ownership with the SEC.

Based solely on our review of the copies of such forms furnished to us, or written representations that no Forms 3, 4 or 5 were required, we believe that each of our executive officers, directors and beneficial owners of 10% or more of our common stock complied with these reporting requirements in 2008, except that (1) Russ Pagano was late in filing a Form 4 in connection with our board of directors granting to him 100,000 options to purchase shares of our common stock, and (2) each of Larry Bullock, Earl Douglas, Steve Hirsch, Sam Lynch and Russ Pagano were late in filing Form 4s in connection with the board of directors granting to them an aggregate total of 135,000 options to purchase shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements With Directors and Officers

Director Compensation

Please see “Compensation Discussion and Analysis — Director Compensation” for a discussion of options granted to our non-employee directors.

Executive Compensation and Employment Agreements

Please see “Compensation Discussion and Analysis” for additional information on compensation of our executive officers. Information regarding employment agreements with several of our executive officers is set forth under “Compensation Discussion and Analysis — Employment Agreements.”

Indemnification

Our amended and restated certificate of incorporation provides for the indemnification of our directors and officers in most circumstances, to the extent permitted by the Delaware General Corporation Law. Also, we have entered into indemnification agreements with each of our directors and officers. See “Compensation Discussion and Analysis — Limitations of Liability and Indemnification of Officers and Directors.”

Related Party Transactions

All related party transactions are reviewed and approved by the audit committee, as required by the audit committee charter.

Private Placement With InterWest Partners

On April 3, 2009, we entered into a Purchase Agreement with InterWest Partners, pursuant to which we sold to InterWest Partners 941,177 shares of our common stock for an aggregate purchase price of approximately $8.0 million. Prior to such purchase, InterWest Partners beneficially owned 4.7% of our outstanding shares of common stock. After giving effect to the purchase, InterWest Partners owns 9.3% of our outstanding shares of common stock. Chris Ehrlich, one of our directors, is a partner at InterWest Partners. In connection with the transaction, we agreed to pay the reasonable fees and expenses of InterWest Partners’ counsel in connection with the Purchase Agreement, in an amount not to exceed $15,000. We also agreed to file a registration statement with the Securities and Exchange Commission in connection with the resale of the shares purchased by InterWest Partners pursuant to the purchase agreement within 30 days of the closing of the rights offering.

Standby Purchase Agreement

On April 4, 2009, in conjunction with the rights offering, we entered into a Standby Purchase Agreement with Novo A/S, one of our stockholders. In the agreement, Novo A/S agreed to backstop the rights offering by purchasing up to $15.0 million of common stock in the offering. This amount includes all of the shares purchasable by Novo A/S in connection with its basic subscription privilege and over-subscription privilege in the rights offering and its standby commitment. We agreed to reimburse Novo A/S for all of its attorney’s fees incurred in connection with the standby purchase agreement and the standby purchase, subject to a maximum of $20,000. We also agreed to file a registration statement with the Securities and Exchange Commission in connection with the resale of any shares purchased by Novo A/S pursuant to the standby purchase agreement within 30 days of the closing of the rights offering.

Intellectual Property

Dr. Samuel E. Lynch, our president and chief executive officer, was a faculty member at Harvard University (“Harvard”) and in such position was the co-inventor of certain intellectual property. As part of his employment arrangement with Harvard, he assigned all of his rights to the intellectual property to Harvard. We currently have a license agreement with Harvard with respect to some of this intellectual property. As is customary, Harvard often shares some of the royalties it receives from successful intellectual property licenses with the faculty members that invented such intellectual property. As of April 15, 2009, Harvard has paid to

Dr. Lynch a total of $921,656 with respect to our payment of milestones and royalties to Harvard and the intellectual property licensed to us as compensation to Dr. Lynch as the co-inventor of the intellectual property that we license from Harvard. Additional payments may be due in the future.

Lease Agreement

We maintain operating lease agreements with Noblegene for the use of office space at our headquarters in Franklin, Tennessee. Dr. Lynch, our president and chief executive officer, is a former partner in Noblegene but maintained an ownership interest at the time we entered into the lease agreements. In March 2008, Dr. Lynch sold his ownership interest back to Noblegene. Since the owner of Noblegene is the brother-in-law of Dr. Lynch’s wife, Noblegene continues to be a related party. Other than the consideration to buy Dr. Lynch’s interest in Noblegene, Dr. Lynch has not received any amounts from Noblegene for the lease because Noblegene had operated at a loss and did not make any distributions of profits to its members prior to Dr. Lynch’s divestiture of his interest in Noblegene. Dr. Lynch will not receive any future amounts from Noblegene for the lease.

Membership on the Board of Directors of a Third Party Company

Dr. Lynch, our president and chief executive officer, is currently a member of the board of directors of GreenBankshares, Inc., which serves as the bank holding company for GreenBank, a Tennessee chartered commercial bank. He is currently serving a three-year term expiring at GreenBankshares, Inc.’s 2011 annual meeting. As of December 31, 2008, we maintained accounts at GreenBank, including a portion of its cash and cash equivalents.

Consulting Agreement With a Member of the Board of Directors

In August 2007, we entered into a two-year consulting agreement with Gary E. Friedlaender, M.D. for consulting services relating to the use of biological products to treat orthopedic injuries and conditions. The 2007 agreement extends the consulting relationship that we had with Dr. Friedlaender pursuant to an August 2006 consulting agreement, which had replaced a July 2001 consulting agreement.

In September 2006, we appointed Dr. Friedlaender as a member of our board of directors. Prior to the August 2006 agreement and the September 2006 appointment, we compensated Dr. Friedlaender for his consulting through stock option grants. As part of his consulting compensation, Dr. Friedlaender received option awards on July 15, 2001 to purchase 7,500 shares at an exercise price of $0.67, and on February 26, 2006 to purchase 20,250 shares at an exercise price of $3.63. The option awards were 100% vested upon issuance. For the years ended December 31, 2008, 2007 and 2006, we paid Dr. Friedlaender $5,000, $50,938 and $11,375, respectively, for consulting services performed pursuant to the August 2007 and August 2006 agreements.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors, upon the recommendation of its audit committee, has ratified the selection of Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009, subject to ratification by our stockholders. The audit committee of our board of directors is solely responsible for selecting our independent public accountants. Although stockholder approval is not required to appoint Ernst & Young as our independent public accountants, we believe that submitting the appointment of Ernst & Young to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment, then the appointment will be reconsidered by the audit committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast “FOR” this proposal.

During our fiscal year ended December 31, 2008, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to its satisfaction would have caused it to make reference to the subject matter of the disagreements in connection with its opinion.

The audit report of Ernst & Young on our consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to answer stockholder questions.

Our board of directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young for the fiscal year ending December 31, 2009.

Fees and Services

Ernst & Young has served as our principal independent public accounting firm since fiscal year 2001 and has audited the fiscal years contained therein.

The following table summarizes the fees that we have paid or accrued for audit and other services provided by our principal independent public accounting firm for each of the last two fiscal years:

Fee Category	2008	2007
Audit fees	$290,000	$480,484
Audit-related fees	16,440	9,929
Tax fees	44,271	7,576
All other fees	—	1,390
Total fees	$350,711	$499,379

For purposes of the preceding table:

•	Audit fees consist of fees for the annual audit of our consolidated financial statements and our internal controls over financial reporting, the review of the interim financial statements included in our quarterly reports of Forms 10-Q for 2008, and other professional services provided in connection with statutory and regulatory filings, comfort letters and consents related to capital markets transactions and engagements for those fiscal years.
•	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under “Audit fees” for those fiscal years.
•	Tax fees consist of fees for tax compliance, tax advice and tax planning services for those fiscal years.
•	All other fees consist of fees associated with services not captured in the other categories.

Under its charter, the audit committee must pre-approve all audits and permitted non-audit services to be provided by our principal independent public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the Securities and Exchange Commission. Each year, the audit committee approves the retention of the independent auditor to audit our financial statements, including the associated fee. At this time, the audit committee evaluates other known potential engagements of the independent auditor, including the scope of audit-related services, tax services and other services proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors of BioMimetic Therapeutics, Inc. operates under a written charter adopted by the board of directors, and consists of Messrs. Murphy, Ehrlich and Federico. All members of the committee fall under the safe harbor provision of the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

As described more fully in its charter, the audit committee provides oversight of the quality and integrity of BioMimetic’s consolidated financial statements, internal controls and financial reporting process, and BioMimetic’s process to manage business and financial risks and compliance with legal, ethical and regulatory requirements. In addition, the audit committee interacts directly with and evaluates the qualifications, independence and performance of the independent auditors, Ernst & Young LLP, and is responsible for the appointment, compensation, retention and oversight of the work of the auditors.

Management is responsible for the preparation, presentation and integrity of the consolidated financial statements, and evaluation of and assessment of the effectiveness of BioMimetic’s internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee has reviewed and discussed the audited consolidated financial statements with the Board of Directors and management. Management has represented to the audit committee that BioMimetic’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the independent auditors provided the audit committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with Ernst & Young LLP that firm’s independence from BioMimetic Therapeutics, Inc.

Based on the review and discussions of the audited consolidated financial statements and discussions with management and Ernst & Young LLP, the audit committee recommended to the board of directors of BioMimetic Therapeutics, Inc. that the audited consolidated financial statements be included in BioMimetic Therapeutics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Respectfully submitted,
Members of the BioMimetic Therapeutics, Inc. Audit Committee
James G. Murphy (Chair) Charles W. Federico Larry W. Papasan

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for our common stock since May 15, 2006 (the first full day of trading after the initial public offering on May 12, 2006) to the cumulative return over such time period of (i) The Nasdaq Stock Market Composite Index, and (ii) The Nasdaq Biotechnology Index. The graph assumes that, on the date on which we completed the initial public offering of our common stock, $100 was invested in each of our common stock, the stocks comprising the Nasdaq Composite Index and the stocks comprising the Nasdaq Biotechnology Index, including dividend reinvestment.

Our Company has not declared or paid any cash dividends on our capital stock, and has not repurchased any shares of our capital stock. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

All stockholder proposals intended to be presented at our 2010 annual meeting must be submitted in writing to: Nominating and Governance Committee, Attn: Chairperson, c/o BioMimetic Therapeutics, Inc. — General Counsel, 389 Nichol Mill Lane, Franklin, Tennessee 37067. These stockholder proposals must be received by us no later than December 15, 2009, and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

Under our corporate by-laws, any such proposal submitted with respect to our 2010 annual meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if we do not receive written notice of that proposal at least 90 days (if such business is not to be included in our proxy statement) or at least 120 days (if such business is to be included in our proxy statement) prior to the day we released our proxy statement in connection with our previous year’s annual meeting; however, if the date of the annual meeting is changed by more than 30 days from the date of the prior year’s annual meeting, the notice will be considered untimely if it is not received at least 90 days prior to the newly announced date that we will mail our proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
AND ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission, which provides additional information about our company, and the proxy materials will be distributed to all stockholders entitled to vote. These materials are also available electronically on the Internet at www.proxyvote.com. In addition, these materials are available through the “Investors” section of our company’s website at www.biomimetics.com, and additional copies are available upon written request to Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067. The Annual Report to Stockholders, Annual Report on Form 10-K and other information on the website, other than the proxy statement, are not part of our proxy soliciting materials.

OTHER MATTERS

Our board of directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the annual meeting, please sign the proxy and return it in the enclosed envelope or vote by internet or telephone.

By Order of the Board of Directors

/s/ Larry Bullock

Larry Bullock
Chief Financial Officer and Corporate Secretary